SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ________________

                                  SCHEDULE 13G
                                 (RULE 13D-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(B)
                AND (C) AND AMENDMENTS THERETO FILED PURSUANT TO
               13D-2(B) UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 8)

                                ________________


                                HUMMINGBIRD LTD.
                                (Name of Issuer)


                                 COMMON SHARES
                         (Title of Class of Securities)


                                  44544R-10-1
                                 (CUSIP Number)

                                ________________

Check the appropriate box to designate the rule pursuant to which the Schedule is filed:

                               [ ] Rule 13d-1 (b)

                               [ ] Rule 13d-1 (c)

                               [x] Rule 13d-1 (d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------                          -----------------------------

 CUSIP No. 44544R-10-1               13G            Page 2 of 5 Pages

------------------------                          -----------------------------

==============================================================================
(1)      Name of Reporting Person

         ALAN BARRY LITWIN
-------- ---------------------------------------------------------------------
(2)      Check the Appropriate Box if a Member of a Group (See  (a) |_|
         Instructions)                                          (b) |_|
-------- ---------------------------------------------------------------------
(3)      SEC Use Only
-------- ---------------------------------------------------------------------
(4)      Citizenship or Place of Organization

         CANADIAN
-------- ---------------------------------------------------------------------
                               (5)             Sole Voting Power

           Number of                           1,025,223

      Shares Beneficially      -------------- --------------------------------
                               (6)             Shared Voting Power
           Owned by
                                               0
  Each Reporting Person With   -------------- --------------------------------
                               (7)             Sole Dispositive Power

                                               1,025,223
                               -------------- --------------------------------
                               (8)             Shared Dispositive Power

                                               0
-------- ---------------------------------------------------------------------
(9)      Aggregate Amount Beneficially Owned by Each Reporting Person

         1,078,556 AT DECEMBER 31, 2003
-------- ---------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) |_|
-------- ---------------------------------------------------------------------
(11)     Percent of Class Represented by Amount in Row (9)

          6.1%
-------- ---------------------------------------------------------------------
(12)     Type of Reporting Person (See Instructions)

         IN
======== =====================================================================

ITEM 1(A).        NAME OF ISSUER

                  Hummingbird Ltd.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  1 Sparks Avenue
                  Toronto, Canada M2H 2W1

ITEM 2(A).        NAME OF PERSON FILING

                  Alan Barry Litwin

ITEM 2(B).        ADDRESS OF REPORTING PERSON'S PRINCIPAL BUSINESS OFFICE

                  1 Sparks Avenue
                  Toronto, Ontario, Canada M2H 2W1

ITEM 2(C).        CITIZENSHIP

                  Canadian

ITEM 2(D).        TITLE OF CLASS OF SECURITIES

                  Common Shares

ITEM 2(E).        CUSIP NUMBER

                  44544R-10-1

ITEM 3.           FILING CATEGORY

                  Not applicable

ITEM 4(A).        AMOUNT BENEFICIALLY OWNED

                  1,078,556 at December 31, 2003

ITEM 4(B).        PERCENT OF CLASS

                  6.1%

ITEM 4(C).        NUMBER OF SHARES AS TO WHICH THE REPORTING PERSON HAS:

                  (i) sole power to vote or direct the vote:

                           1,025,223

                  (ii) shared power to vote or direct the vote:

                           0

                  (iii) sole power to dispose or to direct the disposition:

                           1,025,223

                  (iv) shared power to dispose or to direct the disposition:

                           0

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                  ANOTHER PERSON

                  Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  Not applicable

ITEM 10. CERTIFICATION

                  Not applicable

                                   SIGNATURE



                  After reasonable inquiry and to the best of the Reporting Person's knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.


Dated: February  13, 2004



                                                  /s/ Alan Barry Litwin
                                                  ___________________________
                                                  Alan Barry Litwin